Attachment 77C

Supplemental Proxy Information (unaudited)
The Annual Meeting of Shareholders of Aberdeen Asia-Pacific Income Fund,
Inc. was held on April 20, 2004 at Hilton Newark Gateway, Raymond
Boulevard, Newark, New Jersey.
The meeting was held for the following purposes:
(1)	To elect three Directors to serve as Class I Directors for a three-year term expiring in 2007:
* Anthony E. Aaronson
* Beverley Hendry
* Neville J. Miles
(2)	To elect two directors to represent the interests of the holders of preferred  stock for the ensuing year:
* Dr. Anton E. Schrafl
* John T. Sheehy
The results of the voting on the above matters were as follows:
(1) Election of Class I Directors:
Director                                   Votes For             VotesWithheld
Anthony E. Aaronson           231,905,755               3,154,652
Beverley Hendry                   232,009,578              3,050,829
Neville J. Miles                     232,067,839               2,992,568
(2) Election of Preferred Directors:
Director                                   Votes For              VotesWithheld
Dr. Anton E. Schrafl                  16,623                         33
John T. Sheehy                          16,623                         33
Directors whose term of office continued beyond this meeting are as follows:
David L. Elsum, Martin J. Gilbert, P. Gerald Malone, Peter J. O'Connell, William J. Potter, Peter D. Sacks and Brian M. Sherman.